UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Waiver and Amendment No. 5 to Financing Agreement

As previously disclosed, Near Intelligence, Inc. (the “Company”) is party to that certain Financing Agreement dated November 4, 2022 (as amended from time to time, the “Financing Agreement”) with Near Intelligence LLC (a wholly owned subsidiary of the Company) as borrower (the “Borrower”), certain of the Company’s other subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). Pursuant to the Financing Agreement, the Company was required to, among other things, maintain minimum Liquidity (as defined in the Financing Agreement) in excess of $20.0 million. As of August 29, 2023, the Company’s Liquidity was less than $20.0 million and, as a result, the Company was in breach of the applicable covenant and such breach constituted an Event of Default (as defined in the Financing Agreement) under the Financing Agreement (the “Liquidity Default”).

On August 31, 2023, the Company entered into that certain Limited Waiver and Amendment No. 5 to Financing Agreement (“Waiver and Amendment No. 5”) with the Borrower, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein). In accordance with Waiver and Amendment No. 5, until the date that is the earliest of (i) October 1, 2023, (ii) the date on which the Company consummates a junior financing transaction on terms acceptable to Blue Torch in its sole discretion and (iii) the date on which the Company is no longer pursuing such junior financing (the “Liquidity Covenant Relief End Date”), the Company must maintain Liquidity of not less than $12,000,000 at all times, provided that Blue Torch may extend such date in its sole discretion. Pursuant to Waiver and Amendment No. 5, Blue Torch temporarily waived the Liquidity Default until the earlier of (i) the date that any Event of Default (other than the Liquidity Default) occurs under the Financing Agreement or any other Loan Document (as defined in the Financing Agreement), (ii) a breach of any provision or covenant under Section 2 of Waiver and Amendment No. 5 or (iii) the Liquidity Covenant Relief End Date. Furthermore, the parties agreed to amend certain provisions of the Financing Agreement, including the list of Events of Default, a provision related to the Company’s obligation to deliver certain financial statements, and the definition of “Liquidity”. Subject to certain exceptions, if the aggregate amount of accounts payable that remains unpaid for more than 90 days after the original due date exceeds $3.5 million, such amount will be deducted from the amount of Qualified Cash (as defined in the Financing Agreement) on-hand that counts as Liquidity.

Waiver and Amendment No. 5 also includes certain covenants with which the Company must comply. Specifically, on or prior to September 7, 2023, the Borrower must (i) hire a chief transformation officer acceptable to Blue Torch on terms and conditions acceptable to Blue Torch in its sole discretion and (ii) add an independent director to the Company’s board of directors, which director shall have the experience and expertise acceptable to Blue Torch. Furthermore, on or prior to September 7, 2023, the Company must (i) commence a process to evaluate and execute strategic alternatives for maximizing the value of the Company, including but not limited to a transaction resulting in the full repayment of existing indebtedness to Blue Torch (any such transaction, an “Exit”), and (ii) select an investment banker, which investment banker must be retained pursuant to an engagement letter by September 11, 2023. The Company’s obligation to pursue an Exit and continue the engagement of an investment banker will terminate upon consummation of a junior financing transaction in form and substance satisfactory to Blue Torch. The Company’s failure to satisfy any of the conditions set forth in Waiver and Amendment No. 5 to the satisfaction of Blue Torch will be deemed an immediate Event of Default under the Financing Agreement, which may not be cured.

The foregoing description of Waiver and Amendment No. 5 does not purport to be complete and is qualified in its entirety by reference to the full text of Waiver and Amendment No. 5, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K with respect to Waiver and Amendment No. 5 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Limited Waiver and Amendment No. 5 to Financing Agreement, dated as of August 31, 2023, by and among Near Intelligence, Inc., Near Intelligence LLC, the Guarantors party thereto, the Required Lenders party thereto and Blue Torch Finance LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

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